UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2019

Chevron Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-00368	94-0890210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6001 Bollinger Canyon Road, San Ramon, CA		94583
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (925) 842-1000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.75 per share	CVX	New York Stock Exchange, Inc.

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, on April 11, 2019, Chevron Corporation (“Chevron”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Anadarko Petroleum Corporation (“Anadarko”), Justify Merger Sub 1 Inc., a direct, wholly-owned subsidiary of Chevron (“Merger Subsidiary 1”), and Justify Merger Sub 2 Inc., a direct, wholly-owned subsidiary of Chevron (“Merger Subsidiary 2”), which provided that, subject to the terms and conditions therein, Merger Subsidiary 1 would merge with and into Anadarko, with Anadarko surviving and continuing as the surviving corporation, and immediately thereafter Anadarko would be merged with and into Merger Subsidiary 2, with Merger Subsidiary 2 surviving as a direct, wholly-owned subsidiary of Chevron.
On May 9, 2019, Chevron announced that, under the terms of the Merger Agreement, it would not make a counterproposal to acquire all the outstanding shares of common stock of Anadarko.  On May 9, 2019, Anadarko delivered to Chevron a written notice terminating the Merger Agreement in accordance with Section 9.1(f) of the Merger Agreement. As a result, following payment by Anadarko to Chevron of the termination fee of $1 billion in cash, the Merger Agreement was terminated on May 9, 2019.
The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K that was filed with the Securities and Exchange Commission by Chevron on April 16, 2019, and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEVRON CORPORATION

Dated: May 10, 2019	By:	/s/ Mary A. Francis
Mary A. Francis
Corporate Secretary and Chief Governance Officer